Exhibit 10.9

ENCANA CORPORATION

STOCK APPRECIATION RIGHTS PLAN

[EXECUTIVE] 20●     STOCK APPRECIATION RIGHTS GRANT AGREEMENT

Participant:	###PARTICIPANT_NAME###
Grant Name:	###GRANT_NAME###
Grant Date:	###GRANT_DATE###
Expiry Date:	###EXPIRY_DATE###, subject to the terms and conditions contained herein
Grant Price:	USD###GRANT_PRICE###
Total Performance Options with SARs:	###TOTAL_AWARDS###

THIS STOCK APPRECIATION RIGHTS GRANT AGREEMENT, including Schedule “A”” and “B” hereto (collectively, this “Agreement”) is made between Encana Corporation (the “Corporation”) and the Participant listed above, an eligible employee of the Corporation or one of its Affiliates (“Employee” or “You”).

WHEREAS the Corporation has established the Encana Corporation Employee Stock Appreciation Rights Plan (the “Plan”) for eligible employees of the Corporation and its Affiliates;

AND WHEREAS the Board of Directors (the “Board”) of the Corporation has authorized the granting to You of certain Stock Appreciation Rights (“SARs”), in accordance with and subject to the terms and conditions of the Plan and this Agreement;

AND WHEREAS the Plan was amended effective February 23, 2015 (the “Effective Date”) to provide for (unless otherwise specified by the Committee) a new SAR Period not to exceed seven (7) years from the Date of Grant of the SAR (the “Extended Term”), in respect of each SAR granted on or following the Effective Date;

AND WHEREAS with the Extended Term does not apply to or amend the Term or Expiry Date of a SAR granted to the Participant prior to the Effective Date, the SAR Period of which shall remain a period not exceeding five (5) years from Date of Grant of such SAR;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of other good and valuable consideration including, among other things, the employment services rendered by You to the Corporation or its Affiliate, the receipt and sufficiency of which is hereby acknowledged by the parties, it is agreed by and between the parties hereto as follows:

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings set out in the Plan. “Grant Date” as referred to above means the “Date of Grant” as defined and used in the Plan and in this Agreement.

2.	Participation in the Plan is voluntary on Your part.

3.	You hereby confirm that You have received and reviewed a copy of the Plan and agree to be bound by it.

4.	Effective as of the Date of Grant, the Corporation hereby grants to You, in accordance with and subject to the terms and conditions of the Plan and this Agreement, SARs in such number and such type as set out above. SARs granted to You hereunder are hereby classified as “Time-Based SARs” and are hereinafter referred to as “Time-Based SARs” for purposes of this Agreement and the Plan. The conditions of vesting of such Time-Based SARs are as set forth in the Plan, as further clarified in Schedule “A” attached hereto.

5.	You hereby acknowledge that the Extended Term applies only to a grant of SARs made on or following the Effective Date and does not apply to or impact the Expiry Date or Terms of SAR grants made to You prior to such date.

6.	The determination by the Board or the Committee of any question which may arise as to the interpretation or implementation of the Plan or any of Time-Based SAR granted hereunder shall be final and binding on You and all other persons claiming or deriving rights through You.

7.	The Corporation’s grant of any Time-Based SARs hereunder or its obligation to make any payments under the Plan is subject to compliance with Applicable Law. As a condition of participating in the Plan, You agree to comply with all such Applicable Law and to furnish to the Corporation or its Affiliate (as applicable) all information and undertakings as may be required to permit such compliance with Applicable Law.

8.	The Plan contains specific provisions including, without limitation, in Article 5, governing Your rights upon Termination of Employment, Death, Retirement, Disability, and Leave of Absence.

9.	Upon the occurrence of a Termination of Employment of You, You shall only be entitled to exercise any Vested SARs during the Termination Exercise Period, but only to the extent that such Vested SARs have become Vested SARs pursuant to Section 4.2 of the Plan on or prior to the Date Employment Ceases. For greater certainty, notwithstanding Section 4.2 of the Plan, SARs which do not become Vested SARs on or prior to the Date Employment Ceases shall not thereafter become Vested SARs.

10.	Neither the Plan nor any action taken thereunder shall interfere with the right of Your employer to terminate Your employment at any time. Neither shall any period of notice, if any, nor any payment in lieu thereof, upon termination of employment be considered as extending the period of employment for the purposes of the Plan.

11.	Subject to Section 10.4 of the Plan, this Agreement and the Plan may be amended or terminated at any time by the Committee in whole or in part.

12.	This Agreement and the rights of all parties and the construction of each provision hereof and of the Plan and the Time-Based SARs granted hereunder shall be construed according to the laws of the Province of Alberta and the federal laws of Canada, as applicable herein. In the event of a dispute, You agree to submit to the jurisdiction of the Alberta courts.

13.

Notwithstanding any provision of the Plan or this Agreement to the contrary, where applicable, it is intended that the provisions of the Plan and this Agreement comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If You are an US Participant, You are solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed upon You or for Your account in connection with the Plan or any other Plan maintained by the Corporation or an Affiliate (including any taxes and penalties under Section 409A), and neither the Corporation nor any Affiliate shall have any obligation to indemnify or otherwise hold You (or any beneficiary) harmless from any or all of such taxes or penalties. In addition, should any provision of the Plan or this Agreement be subject to Section 409A, You agree that the Date Employment Ceases and the Date of Retirement shall be determined to mean a “separation from service” as defined in Section 409A whenever necessary to ensure compliance therewith for any payment or settlement of a benefit conferred under the Plan or this Agreement that is subject to Section 409A, and, for such purposes, shall be determined based upon a reduction in the bona fide level of services performed to a level equal to twenty percent (20%) or less of the average level of services performed by You during the immediately preceding 36-month period. Any distribution or settlement of a benefit conferred under the Plan or this Agreement following the Date Employment Ceases or the Date of Retirement that would be subject to Section 409A as a distribution following a separation from service of a “specified employee” as defined under Section 409A, shall occur no earlier than the expiration of the six-month period following such Date Employment Ceases or Date of Retirement.

14.	You hereby consent to the exchange of information and documents between Yourself and the Corporation including, without limitation electronically over the Internet or by e-mail, if to You at the e-mail address you have most recently provided to the Corporation, and that any such information and documents sent or received in electronic form shall be the equivalent of original written paper documents and that your electronic acceptance of same shall constitute your written acceptance on consent thereto. You also hereby consent to the collection, use and disclosure of Your personal information by and between the Corporation and its Affiliates and, as necessary, by and with any service provider(s) as may be retained by the Corporation or its Affiliates from time to time, as may be reasonably necessary for purposes of administering and managing Your SAR grant, or as required by Applicable Law.

IN WITNESS WHEREOF this Agreement has been executed effective as of the Date of Grant.

ENCANA CORPORATION

Mike Williams
Executive Vice-President, Corporate Services

Schedule “A”

The Time-Based SARs granted to You hereunder will become Vested SARs only upon satisfaction of the vesting conditions in Section 4.2 of the Plan. For the purposes of this grant, the following terms specified in Section 4.2 of the Plan shall apply:

(i)	30 percent of the Time-Based SARs on the first Anniversary Date;

(ii)	an additional 30 percent of the Time-Based SARs on the second Anniversary Date; and

(iii)	an additional 40 percent of the Time-Based SARs on the third Anniversary Date.

Schedule “B”

Incentive Compensation Clawback Policy

By resolution of the Board of Directors (the “Board”) of Encana Corporation (“Encana” or the “Corporation”), this Policy is effective as of this 22nd day of October, 2012 (the “Effective Date”).

This Policy applies to the President & Chief Executive Officer and each Executive-Vice President of the Corporation and any individual who serves in either such capacity on or following the Effective Date (collectively, the “Executive”). References in this Policy to the “Corporation” include, where applicable, any affiliate thereof.

This Policy has been adopted to enhance the Corporation’s alignment with best practices in respect of risk management and executive compensation and shall be, at all times, subject to and interpreted in a manner consistent with applicable laws or the rules of any applicable stock exchange (collectively, “Applicable Rules”).

This Policy applies to “Incentive-Based Compensation” which, for the purposes of this Policy, means compensation relating to the achievement of performance goals or similar conditions, excluding salary, perquisites, benefits and pension entitlements, and including, without limitation, any award or grant of or any eligibility, entitlement or gain of, an Executive under the Corporation’s: (i) High Performance Results Plan, or any other short-term incentive plan; or (ii) Long-Term Incentive (“LTI”) program including, without limitation, Employee Stock Option Plan, Employee Stock Appreciation Rights Plan, Performance Share Unit Plan, Restricted Share Unit Plan and Deferred Share Unit Plan, as each may be amended from time to time (including any time-based grants under any such plans). For greater clarity, this Policy shall not apply to any Incentive-Based Compensation awarded, granted or paid to an Executive prior to the Effective Date.

Where:

•	the Corporation is required to prepare an accounting restatement due to its material non-compliance with any financial reporting requirement under applicable securities laws (the “Restatement”), (the date upon which the Corporation is required to prepare such Restatement is hereinafter the “Restatement Date”);

•	the Executive received Incentive-Based Compensation referable to the financial years subject to the Restatement in excess of what the Executive would have been paid under the Restatement (the “Overcompensation Amount”); and

•	the Executive engaged in gross negligence, intentional misconduct or fraud which caused or significantly contributed to the Corporation’s material non-compliance with applicable securities laws which resulted in the requirement for the Restatement;

the Board shall be entitled:

•	where and to the extent the Overcompensation Amount has been previously paid, transferred or otherwise made available to the Executive, to require the Executive, by written demand, to reimburse the Corporation for the Overcompensation Amount; and

•

where all or a portion of the Overcompensation Amount has not been paid, transferred or otherwise made available to the Executive, the right of the Executive to be so paid or have such benefit transferred or otherwise made available to him or her shall, to the extent required to reimburse the Corporation for such Overcompensation Amount, immediately terminate and be forfeited by the Executive and where required, cancelled by the Corporation to such extent and upon such date as may be specified by the Board; and

•	to the extent the Overcompensation Amount is not immediately recovered upon demand from the Executive, whether via direct reimbursement, forfeiture and/or cancellation, to require a sufficient quantity or value of any compensation owing by the Corporation to the Executive including, without limitation, any unvested or unexercised awards under the LTIs (the “Outstanding LTIs”), be immediately withheld and/or irrevocably cancelled by the Corporation to compensate for (or set off the value of same against) the Overcompensation Amount or any unrecovered portion thereof, and to bring any other actions against the Executive which the Board may deem necessary to recover the Overcompensation Amount.

The period of time during which the Corporation shall be entitled to seek recovery of the Overcompensation Amount from the Executive shall be three (3) years from the Restatement Date. Recoupment of Overcompensation Amounts under this Policy shall be initiated by the Corporation at the request of the Board, and all amounts recoverable or payable hereunder shall be paid to the Corporation or as directed by the Board.

If Applicable Rules require the Corporation to adopt a policy or provisions relating to the recoupment or recovery of incentive-based or other compensation based on restated financial statements which are inconsistent with or materially differ from this Policy and the Board adopts such policy or provisions to comply with Applicable Rules (the “New Policy”), such New Policy shall replace and supersede this Policy and shall apply to Incentive-Based Compensation granted or awarded to the Executive following the effective date of the New Policy. Subject to Applicable Rules, this Policy shall continue to apply to Incentive-Based Compensation granted or awarded to the Executive prior to the effective date of the New Policy. This Policy may be terminated at any time by the Board.